As filed with the Securities and Exchange Commission on October 28, 2002.
                           Registration No. 333-75048
    -------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                              GROWTH MERGERS, INC.

Nevada                       7990               88-0488069          400049
(State or other       (Primary Standard         (I.R.S. Employer    CUSIP Number
jurisdiction of       Industrial Classifi-      Identification
incorporation or      cation Number)            Number)
organization)

               83675 Pecos-Mcleod, Suite 1400, Las Vegas, NV 89121

     1901 - 1188 Quebec Street, Vancouver, British Columbia, Canada V6A 4B2
                            Telephone (604) 780-5654
          (Address and telephone number of principal executive offices)

                                  With copy to:
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                     Tel: (949) 660-9700 Fax: (949) 660-9010
                               (Agent for Service)
           (Name, address and telephone number for Agent for Service)



(Check one):  [X] Form 10-K    [ ] Form 20-K    [ ] Form 10-Q    [ ] Form N-SAR


     For Period Ended: July 31, 2002

          [X]  Transition Report on Form 10-K

          [ ]  Transition Report on Form 20-K

          [ ]  Transition Report on Form 11-K

          [ ]  Transition Report on Form 10-Q

          [ ]  Transition Report on Form N-SAR

     For the Transition Period Ended: October 29, 2002

PART I -- REGISTRANT INFORMATION
--------------------------------

Growth Mergers, Inc.
2267 Aria Drive
Henderson, Nevada 89052


PART II -- RULES 12b-25(b) AND (c)
----------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)


       |  (a)  The reason  described  in  reasonable  detail in Part III of this
       |       form  could  not be  eliminated  without  unreasonable  effort or
       |       expense
       |  (b)  The subject annual report,  semi-annual report, transition report
       |       on Form  10-K,  Form  20-F,  Form 11-K or Form  NSAR,  or portion
[X]----|       thereof,  will be filed on or before the  fifteenth  calendar day
       |       following  the  prescribed  due date;  or the  subject  quarterly
       |       report of transition report on Form 10-Q, or portion thereof will
       |       be filed on or  before  the  fifth  calendar  day  following  the
       |       prescribed due date; and
       |  (c)  The  accountant's  statement  or other  exhibit  required by Rule
       |       12b-25(c) has been attached if applicable.


PART III -- NARRATIVE
---------------------

Our Company was deficient in receiving our audited financial statements in a timely fashion to provide our 10-KSB by the 90 day due date.

We expect to file our Form 10-KSB no later than November 30, 2002.


PART IV -- OTHER INFORMATION
----------------------------

The name and telephone number of person to contact in regard to this notification is Winston Barta, Telephone: (604) 780-5654

To date we have not had any other  periodic  reports to file as  required  under
Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s).

We do not anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof.

Gravity Spin Holdings, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    October 28, 2002           By /s/ Winston Barta
    -------------------------------  ------------------------------------------
                                     Winston Barta, Director, President and CEO